Exhibit 10.2

                                PROMISSORY NOTE

June 20, 1996                                                       $3,000,000
San Antonio, Texas

      FOR VALUE RECEIVED, Play by Play Toy & Novelties, Inc., a Texas corporation ("Maker"), promises to pay to the order of Arturo G. Torres the sum of Three Million Dollars ($3,000,000), with interest thereon from the date hereof until paid at a per annum rate equal to the lesser of (x) the Alternate Base Rate (as defined in that certain Credit Agreement of even date herewith (the "Credit Agreement") among the Company, Ace Novelty Acquisition Co., Inc., a Texas corporation, Newco Novelty, Inc., a Texas corporation, each of the financial institutions which is a signatory thereto (collectively, the "Lenders") and Chemical Bank, as agent ("Chemical")) and (y) the maximum rate of nonusurious interest which, under applicable law, may be charged, collected or received by Lender from time to time with respect to the Loan (the "Maximum Lawful Rate"). Said interest shall be payable monthly in arrears with principal payable upon demand or, if no demand is sooner made, on June 21, 1998. Any amount of principal and, to the extent permitted by applicable law, interest that is not paid on the day when the same first became due and payable shall bear interest, payable on demand, at a per annum rate equal to the lesser of (x) the Alternate Base Rate plus two percent (2%) and (y) the Maximum Lawful Rate.

      No liability shall arise against any holder or holders hereof from any act, or the omission of any act, pertaining to the collection of, or failure to collect, any collateral which said holder or holders may hold to secure this obligation.

      No act or omission of any kind on the part of the holder hereof shall in any way whatsoever affect or impair this Promissory Note. This Promissory Note shall extend to, and be binding upon Maker and its respective heirs, personal representatives, successors and permitted assigns. Maker shall have the privilege of prepaying this Promissory Note at any time, in whole or in part without premium or other penalty.

      Maker hereby waives demand for payment, presentment, notice of presentment, notice of acceleration, notice of intent to accelerate, protest, notice of protest, and notice of dishonor, and hereby consents to any renewal or extension of time of payment of this Promissory Note, without notice, and without affecting or releasing the liability of Maker.

      Maker hereby agrees to pay all reasonable fees and expenses (including, without limitation, attorneys' fees) incurred by any holder of this Promissory
Note in connection with any proceedings to enforce this Promissory Note or collect the indebtedness evidenced hereby.

      This Promissory Note shall be governed by and construed in accordance with the internal laws of the State of Texas.

      The payment of the indebtedness evidenced hereby has been subordinated to the payment of certain indebtedness owing to Chemical Bank, Agent, pursuant to the terms of that certain Subordination Agreement dated effective June 20, 1996, between Play By Play Toys & Novelties, Inc., Arturo Torres and Chemical Bank, Agent.

      IN WITNESS WHEREOF, this Promissory Note has been duly executed this 20th day of June, 1996.


PLAY BY PLAY TOYS & NOVELTIES, INC.



By /s/ MARK A. GAWLIK
       Mark A. Gawlik
       President

Attest:



BY /s/ JOE GUERRA
       Joe Guerra
       Secretary